EXHIBIT 99.1
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Fourth Quarter and Full Year 2007 Results
MIDDLEFIELD, OHIO, January 24, 2008 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported financial results for the fourth quarter and full year of 2007. Fourth quarter 2007 net income was $862,000, or $0.55 per diluted share, compared to $1,148,000, or $0.76 per diluted share, for the fourth quarter of 2006. The corporation’s return on average equity was 9.73% and its return on average assets was 0.80%.
For the full year ended December 31, 2007, the corporation posted net income of $3,375,000, compared to $3,884,000 for the full year ended December 31, 2006. On a per share basis, full year 2007 earnings were $2.14 per diluted share, representing a decrease from the $2.56 per diluted share for the full year ended December 31, 2006. The return on average equity for the full year ended December 31, 2007, was 10.06% and its return on average assets was 0.85%. The figures for 2007, both for the quarter and year-to-date periods, included results of operations of Emerald Bank, a Dublin, Ohio-based affiliate that joined Middlefield on April 19, 2007.
The corporation’s total assets at year-end 2007 were $434.8 million, an increase of 27.6% over the $340.9 million recorded at December 31, 2006. Net loans at December 31, 2007, were $306.1 million, an increase of $59.8 million, or 24.3%, over the $246.3 million in net loans at December 31, 2006. Total deposits at year-end 2007 were $362.9 million, which was $91.9 million, or 33.9%, higher than the deposit level of $271.1 million recorded at December 31, 2006.
“The year 2007 was one of mixed results,” commented Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. “The level of growth, driven by some aggressive actions that we have undertaken, was unprecedented in the history of our company. Conversely, and as we anticipated, the impact upon earnings was negative.”

Caldwell continued, “However, we are pleased that we have continued to achieve strong profitability. We have avoided many of the current challenges within the industry related to sub-prime lending and risky investment securities. We expect that the impact on our earnings will continue through 2008, but fully believe that the long-term outlook is positive.”
Middlefield Banc Corp. completed the acquisition of Emerald Bank, headquartered in Dublin, Ohio, on April 19, 2007. Additionally, The Middlefield Banking Company experienced the full year results of the Newbury banking office, opened in December 2006, and the Cortland loan production office, opened in November 2006. The Middlefield subsidiary also acquired the deposits associated with a Geauga County office of a competitor on August 1, 2007.
Highlights for the fourth quarter and full year of 2007 include:
•	Net interest income for the fourth quarter of 2007 was $2,945,000, an increase of 7.9% from the $2,730,000 reported for the comparable quarter of 2006. The net interest margin in the fourth quarter of 2007 was 3.12%, substantially below the 3.79% reported for the same period of 2006. For the full year 2007, net interest income was $11,342,000, up 3.79% from the prior year’s $10,927,000. The net interest margin for 2007 was 3.25% compared to 2006’s 3.79%.

•	Non-interest income increased $69,000 for the three-month period and $388,000 for the twelve-month period ending December 31, 2007, over the equal reporting periods of 2006. The increases were primarily the result of an increase in deposit service charges related to an increase in accounts and increases in earnings on bank-owned life insurance and revenue from investment services.

•	Non-interest expense for the fourth quarter of 2007 was up 20.3% from that of the fourth quarter of 2006. Total non-interest expense for the full year of 2007 was 20.4% higher than the level of 2006. Those factors that primarily led to the increase were costs associated with the operation of additional offices, increased staffing levels related to those offices, and associated higher levels of equipment depreciation. In addition to these items, the company recognized increased costs during the year to ensure compliance with the provisions of the Sarbanes-Oxley Act of 2002 and costs associated with the acquisition of Emerald Bank, and the assumption of the aforementioned branch deposits.

•	During the fourth quarter of 2007, the corporation increased the level of the provision for loan losses at both banking affiliates. The overall level of non-performing loans and credit losses were higher than anticipated, reflecting general market conditions.

•	Stockholders’ equity at December 31, 2007, was $35.0 million, or 8.1% of total assets. This represents an increase of 15.0% from the December 31, 2006 figure. Book value as of December 31, 2007 was $22.61 per share, which compares to $20.30 per share at December 31, 2006.

•	During the fourth quarter of 2007, Middlefield Banc Corp. paid a five percent stock dividend, as well as a cash dividend of $0.245 per common share. 2007 represented the sixth consecutive year in which the company has paid a stock dividend.

“During 2007, we felt it prudent to increase our provision for loan losses. This action was taken based upon the general economic conditions nationally and within our markets,” commented Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp.
Stacy continued, “The year is noteworthy for having positioned the corporation for continued growth. To have completed a whole bank acquisition, converted its data system, acquired the deposits of another branch office, and absorbed costs associated with the start-up of two new offices have been quite taxing. However, to have accomplished the same and still achieved the high level of profitability is, we believe, an indication of the strong management and staff of our organization. Our focus during 2008 will be to control non-interest expenses and to position ourselves for continued growth.”
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, Newbury, and Orwell, as well as a loan production office in Cortland, Ohio. On April 19, 2007, Middlefield Banc Corp. completed its acquisition of Emerald Bank, headquartered in Dublin, Ohio. Further information is available at www.middlefieldbank.com.
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
(dollars in thousands, except per share amounts)

	(unaudited)
	December 31,	December 31,
Consolidated Balance Sheets (period end)	2007	2006
Assets
Cash and due from banks	$9,073	$6,893
Federal funds sold	8,632	6,200
Interest-bearing deposits in other institutions	110	546

Cash and cash equivalents	17,815	13,640
Investment securities available for sale	85,968	63,048
Investment securities held to maturity (estimated market value of $0 and $134)	—	126
Loans:	309,446	249,191
Less: reserve for loan losses	3,299	2,849

Net loans	306,147	246,342
Premises and equipment	7,045	6,742
Goodwill	4,553	123
Bank-owned life insurance	7,153	6,873
Accrued interest receivable and other assets	6,095	3,958

Total Assets	$434,776	$340,852

	December 31,	December 31,
	2007	2006
Liabilities
Deposits:
Non-interest bearing demand deposits	$41,348	$41,003
Interest bearing demand deposits	19,566	11,724
Money market accounts	22,684	14,739
Savings deposits	76,894	54,246
Time deposits	202,426	149,338

Total Deposits	362,918	271,050
Short-term borrowings	1,511	1,610
Other borrowings	32,395	36,113
Other liabilities	2,916	1,615

Total Liabilities	$399,740	$310,388

Stockholders’ Equity
Common stock, no par value, 10,000,000 shares authorized, 1,624,389 and 1,519,887 shares issued	26,650	19,507
Retained earnings	13,821	14,686
Net Unrealized gain (loss) on securities	(53)	(521)
Treasury stock, at cost; 123,106 shares in 2007 and 95,080 shares in 2006	(5,383)	(3,208)

Total Stockholders’ Equity	35,036	30,464

Total Liabilities and Stockholders’ Equity	$434,776	$340,852

MIDDLEFIELD BANC CORP.
Consolidated Statement of Income
December 31, 2007 and 2006
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans	$5,613	$4,494	$21,063	$17,093
Interest-bearing deposits in other institutions	28	8	156	20
Federal funds sold	115	79	498	117
Investment securities
Taxable interest	421	272	1,266	1,143
Tax-exempt interest	463	293	1,774	1,038
Other dividend income	32	22	116	83

Total interest income	6,672	5,168	24,873	19,495
INTEREST EXPENSE
Deposits	3,272	2,072	11,633	7,157
Short term borrowings	18	22	628	167
Other borrowings	302	328	735	1,227
Trust preferred securities	135	16	535	16

Total interest expense	3,727	2,438	13,531	8,567

NET INTEREST INCOME	2,945	2,730	11,342	10,927
Provision for loan losses	255	(180)	429	60

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,690	2,910	10,912	10,867

NONINTEREST INCOME
Service charges on deposits	528	489	1,955	1,800
Investment securities gains (losses)	7	0	7	(6)
Earnings on bank-owned life insurance	70	62	281	240
Other income	103	88	572	393

Total non-interest income	708	639	2,815	2,427
NONINTEREST EXPENSE
Salaries and employee benefits	1,092	835	4,458	3,675
Occupancy expense	194	122	746	507
Equipment expense	132	140	525	441
Data processing costs	195	150	694	635
Professional fees	88	70	423	334
Ohio state franchise tax	111	90	425	360
Advertising	59	83	316	332
Postage and freight	54	59	209	190
Other operating expense	435	413	1,760	1,465

Total non-interest expense	2,361	1,962	9,556	7,938

Income before income taxes	1,037	1,586	4,172	5,356
Provision for income taxes	175	438	796	1,472

NET INCOME	$862	$1,148	$3,375	$3,884

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Per common share data
Net income per common share — basic	$0.55	$0.77	$2.17	$2.60
Net income per common share — diluted	$0.55	$0.76	$2.14	$2.56
Dividends declared	$0.245	$0.229	$0.935	$0.873
Book value per share(period end)	$22.61	$20.30	$22.61	$20.30
Dividend payout ratio	37.34%	29.62%	40.97%	33.87%
Average shares outstanding — basic	1,561,771	1,496,935	1,555,597	1,493,654
Average shares outstanding — diluted	1,582,872	1,519,289	1,577,399	1,515,653
Period ending shares outstanding	1,549,801	1,498,414	1,549,801	1,498,414

Selected ratios
Return on average assets	0.80%	1.39%	0.85%	1.22%
Return on average equity	9.73%	15.44%	10.06%	13.59%
Yield on earning assets	6.78%	6.62%	6.85%	6.62%
Cost of interest bearing liabilities	4.23%	3.44%	4.25%	3.44%
Net interest spread	2.55%	3.18%	2.60%	3.19%
Net interest margin	3.12%	3.79%	3.25%	3.79%
Efficiency (1)	61.97%	56.80%	64.75%	57.91%
Equity to assets at period end	8.06%	8.94%	8.06%	8.94%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	December 31,	December 31,
Asset quality data	2007	2006
Non-accrual loans	$3,744	$1,180
Restructured loans	1,917	209

Non-performing loans	5,661	1,389
Other real estate owned	—	—

Non-performing assets	$5,661	$1,389

Allowance for loan losses	$3,299	$2,849
Allowance for loan losses/total loans	1.07%	1.14%
Net charge-offs:
Quarter-to-date	$76	$20
Year-to-date	423	52
Net charge-offs to average loans
Quarter-to-date	0.02%	0.01%
Year-to-date	0.15%	0.02%
Non-performing loans/total loans	1.83%	0.56%
Allowance for loan losses/non-performing loans	58.28%	205.10%